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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             Century Capital Management Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  c/o Century Capital Management, Inc.
                  One Liberty Square, Boston, Massachusetts  02109

Telephone Number (including area code):              (617) 482-3060

Name and address of agent for service of process:

                  Richard F. Cook, Jr.
                  Century Capital Management, Inc.
                  One Liberty Square, Boston, Massachusetts  02109

Copies to:

                  Matthew C. Dallett, Esq.
                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA  02108

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                  YES |X|                   NO |_|

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 27th day of August, 1999.

                                                CENTURY CAPITAL MANAGEMENT TRUST

                                                By: /s/ Allan W. Fulkerson
                                                    Allan W. Fulkerson, Trustee

Attest:

         /s/ Richard F. Cook, Jr.
         -------------------------------
         Richard F. Cook, Jr., Secretary